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                                                                EXHIBIT 99.10


                                                                 NEWS RELEASE


MARINE DRILLING COMPANIES, INC.
ONE SUGAR CREEK CENTER BLVD. - SUITE 600
SUGAR LAND, TEXAS 77478-3556


                                     DATE:  March 18, 1996
LOGO                              CONTACT:  William H. Flores
                                    PHONE:  (713) 243-3000


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                        MARINE DRILLING ANNOUNCES
            RETIREMENT OF WILLIAM O. KEYES AS PRESIDENT & C.E.O.


     SUGAR LAND, TEXAS (March 18, 1996) - Marine Drilling Companies, Inc. (NSM-MDCO) today announced that William O. Keyes, Chairman of the Board, President and Chief Executive Officer, has indicated that he will retire from the board and the Company at the Company's annual meeting in May 1996. William H. Flores, currently Senior Vice President and Chief Financial Officer, will assume the additional responsibilities as the Company's Chief Operating Officer. A committee of the Company's board of directors has been appointed to conduct a search for Mr. Keyes' successor. The Company currently expects to elect Robert L. Barbanell as non-executive Chairman of the Board of Directors at the Company's annual meeting.

     Mr. Keyes has been active in the offshore drilling industry for over 30 years. From 1975 to 1977, Mr. Keyes was President of Western Oceanic and in 1977 he formed Keyes Offshore, Inc. which merged with the Company in 1990.
Mr. Keyes was originally Vice Chairman of the Board and Senior Vice President of Marine, and assumed his current responsibilities in 1991. "I feel good about the future prospects for the Company," said Mr. Keyes. "Over the past few years we transformed Marine from a highly leveraged company to one which has one of the strongest balance sheets in the industry, increased the size of our fleet and spent a significant amount of capital upgrading our rigs. Moreover, we feel that the current outlook for the offshore drilling industry is the best that it has been in several years."

     Marine Drilling owns and operates thirteen jack-up drilling rigs located in the U.S. Gulf of Mexico and offshore India. The Company's common stock is listed on the NASDAQ Stock Market under the symbol MDCO.


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